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As filed with the Securities and Exchange Commission on September 7, 2004

        Registration No. 333-118248

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LaBranche & Co Inc.
(Exact name of registrant as specified in its charter)

Delaware	6211	13-4064735
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Exchange Plaza New York, New York 10006-3008 (212) 425-1144 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

George M.L. LaBranche, IV
Chairman, President and
Chief Executive Officer
One Exchange Plaza
New York, New York 10006-3008
(212) 425-1144
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to: Jeffrey M. Marks, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such party is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party in connection with such action, suit or proceeding if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such party acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such party acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such party shall be indemnified against expenses actually and reasonably incurred by such party in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such party or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such party against such liabilities under such Section 145.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

        Article Tenth of the certificate of incorporation of LaBranche & Co Inc. (the "Registrant") states that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant, any of its stockholders or any other person or entity for monetary damages for breach of fiduciary duty owed to the Registrant, its stockholders or such other person or entity owing to such director's position as a director of the Company.

        Article Eleventh of the Company's certificate of incorporation, contains substantially the same provisions for indemnification as those contained in Section 145 of the DGCL.

        The Company has entered into indemnification agreements with its current directors and executive officers. The Company has agreed to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

2.1	Plan of Incorporation of LaBranche & Co. *
2.2	Exchange Agreement by and among LaBranche & Co Inc., LaB Investing Co., L.L.C. and the members of LaB Investing Co. L.L.C. listed on Schedule A thereto. *
3.1	Amended and Restated Certificate of Incorporation of LaBranche & Co Inc. *
3.2	Amended and Restated Bylaws of LaBranche & Co Inc. *
4.1	Specimen Stock Certificate. *
4.2	Indenture, dated as of August 24, 1999, by and among LaBranche & Co Inc., as issuer, and Firstar Bank, N.A., as trustee, relating to the 9 1/2% Senior Notes due 2004. **
4.3	Form of 9 1/2% Senior Notes due 2004 of LaBranche & Co Inc. (included as Exhibit A to the Indenture filed as Exhibit 4.2). **
4.4
Registration Rights Agreement, dated as of August 24, 1999, by and among LaBranche & Co Inc., as issuer, and Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers. **
4.5	Indenture, dated as of March 2, 2000, by and among LaBranche & Co., as issuer, and Firstar Bank, N.A., as trustee, relating to the 12% Senior Subordinated Notes due 2007. ***
4.6	Form of 12% Senior Subordinated Notes due 2007 of LaBranche & Co Inc. (included as Exhibit A to the Indenture in Exhibit 4.5).
4.7
Registration Rights Agreement, dated as of March 2, 2000, by and among LaBranche & Co Inc., as issuer, and Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc. and ABN AMRO Incorporated, as initial purchasers. ***
4.8
Supplemental Indenture, dated as of April 20, 2004 with respect to the Indenture dated August 24, 1999, between LaBranche & Co Inc., as issuer and U.S. Bank National Association, as trustee, relating to the 9 1/2% Senior Notes due 2004. *******
4.9
Supplemental Indenture, dated as of April 20, 2004 with respect to the Indenture dated March 2, 2000, between LaBranche & Co Inc., as issuer and U.S. Bank National Association, as trustee, relating to the 12% Senior Subordinated Notes due 2007. *******
4.10
Indenture, dated as of May 18, 2004, by and among LaBranche & Co Inc., as issuer, and U.S. Bank National Association, as trustee, relating to the 9 1/2% Senior Notes due 2009 and the 11% Senior Notes due 2012. ******
4.11	Form of 9 1/2% Senior Note due 2009 and 11% Senior Note due 2012 (included as Exhibit A to the Indenture filed as Exhibit 4.8). *******
4.12	Registration Rights Agreement, dated as of May 4, 2004, by and among LaBranche & Co Inc., as issuer, and Credit Suisse First Boston, as initial purchaser. *******
5.1	Opinion of Fulbright & Jaworski L.L.P.
10.1	Agreement of Lease between Aetna Life Insurance Company and LaBranche & Co., dated January 6, 1984, as amended to date. *
10.2	Second Amendment to Lease Agreement by and between Bank of Communications and LaBranche & Co. dated July 1995, as amended to date. *

10.3	LaBranche & Co Inc. Equity Incentive Plan. *****
10.4	LaBranche & Co Inc. Annual Incentive Plan. *
10.5	Form of Employment Letter between LaBranche & Co Inc. and its executive officers. *
10.6	Form of Agreement Relating to Noncompetition and Other Covenants. *
10.7	Form of Pledge Agreement. *
10.8	Stockholders' Agreement by and among LaBranche & Co Inc. and the Stockholders listed on Schedule I thereto. *
10.9	LaBranche & Co. Note Purchase Agreement, dated June 3, 1998, relating to the issuance of $15,000,000 aggregate principal amount of 7.69% Subordinated Notes. *
10.10
Amendment to Note Purchase Agreements, dated as of August 23, 1999, relating to the issuance of $20,000,000 aggregate principal amount of 8.17% Subordinated Notes and $15,000,000 aggregate principal amount of 7.69% Subordinated Notes. **
10.11	Form of Subordinated Note. *
10.12	Amended and Restated Credit Agreement, dated as of October 31, 2002, by and among LaBranche & Co. LLC and The Bank of New York. ******
10.13	Form of Indemnification Agreement. *
10.14
Purchase Agreement, dated February 24, 2000, by and among LaBranche & Co Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc. and ABN AMRO Incorporated, as initial purchasers, relating to the issuance of $250,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2007.***
10.15	Amended and Restated Articles of Partnership of LaBranche & Co.**
10.16	LaB Investing Co., L.L.C. Amended and Restated Operating Agreement.**
10.17	Agreement and Plan of Merger, dated as of January 18, 2001, by and between LaBranche & Co Inc. and ROBB PECK McCOOEY Financial Services, Inc.****
10.18	Amendment No. 1, dated as of February 15, 2001, to Agreement and Plan of Merger by and between LaBranche & Co Inc. and ROBB PECK McCOOEY Financial Services, Inc.****
10.19	Amended and Restated LaBranche & Co Inc. Equity Incentive Plan. *****
10.20	LaBranche & Co Inc. Senior Executive Bonus Plan. *******
10.21
Purchase Agreement, dated May 4, 2004, by and among LaBranche & Co Inc., as issuer, and Credit Suisse First Boston, as initial purchaser, relating to the issuance of $200,000,000 9 1/2% Senior Notes due 2009 and $260,000,000 11% Senior Notes due 2011.†
12.1	Computation of ratios of earnings to fixed charges.†
21	List of Subsidiaries.†
23.1	Consent of KPMG LLP.†
23.2	Information regarding consent of Arthur Andersen LLP.†
23.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
25.1	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1, with respect to the 9 1/2% Senior Notes due 2009.†
25.2	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1, with respect to the 11% Senior Notes due 2012.†
99.1	Form of Letter of Transmittal.†
99.2	Form of Notice of Guaranteed Delivery.†

*	Incorporated by reference to our Registration Statement on Form S-1 (Registration No. 333-81079), as amended, effective August 18, 1999.
**	Incorporated by reference to our Registration Statement on Form S-4 (Registration No. 333-88119), as amended, effective November 3, 1999.
***	Incorporated by reference to our Annual Report on Form 10-K, filed on March 30, 2000.
****	Incorporated by reference to our Current Report on Form 8-K, filed on March 22, 2001.
*****	Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 (Registration No. 333-102607), effective January 21, 2003.
******	Incorporated by reference to Exhibit 10.12 of our Annual Report on Form 10-K, filed March 15, 2004.
*******	Incorporated by reference to Exhibits 4.1 through 4.5 of our Quarterly Report on Form 10-Q for the three months ended June 30, 2004, filed August 9, 2004.
†	Previously filed.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

          (a)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (b)   That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d)   To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 7, 2004.

LaBRANCHE & CO INC.
By:	/s/ GEORGE M.L. LABRANCHE, IV George M.L. LaBranche, IV Chairman, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates as indicated.

Signature	Title	Date

/s/ GEORGE M.L. LABRANCHE, IV George M.L. LaBranche, IV	Chairman, Chief Executive Officer and President (Principal Executive Officer)	September 7, 2004
* Thomas E. Dooley	Director	September 7, 2004
* David A. George	Director	September 7, 2004
* Donald E. Kiernan	Director	September 7, 2004
* Alfred O. Hayward, Jr.	Executive Vice President and Director	September 7, 2004
* Harvey S. Traison	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 7, 2004
* Todd A. Graber	Controller (Principal Accounting Officer)	September 7, 2004
*By:	/s/ GEORGE M.L. LABRANCHE, IV Name: George M.L. LaBranche, IV for himself and as Attorney-in-fact

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  Item 22. Undertakings
SIGNATURES